                                                                [GENUITY LOGO]

                                                                 Exhibit 99.1

MEDIA CONTACT:                                   IR CONTACT:
Susan Kraus, 781-865-3511                        George Lieb, 781-865-4121
Kevin Nash, 781-865-3950                         Arleen Llerandi, 781-865-3544


                                                              February 7, 2002


         GENUITY ANNOUNCES FIRST FULL QUARTER OF POSITIVE GROSS MARGIN,
                             RECORDS SPECIAL CHARGE

        RESTRUCTURES DIAL ACCESS BUSINESS FOR IMPROVED OPERATING MARGINS


Woburn, Mass. -- Genuity Inc. today announced its fourth quarter 2001 results with revenue of $316 million in the quarter, a 5 percent sequential increase from the previous quarter, and reported its first quarter of positive gross margin. For the year, total revenue grew 7 percent to $1.2 billion. The company also announced that it is recording a special charge of $2.7 billion, primarily consisting of a $2.6 billion non-cash charge to reflect a decrease in the market value of certain network-related assets. Excluding the special charge, results for the fourth quarter were in line with Genuity's previous guidance.

In addition to its fourth quarter and year-end financial results, Genuity announced:

o    Improvements to the profitability of its access business by:

     - Exiting the wholesale dial access business with the exception of services to AOL and Verizon;

     - Expanding agreements with third-party providers to outsource its dial access infrastructure; and

     - Agreeing to restructure its contractual relationship with Verizon for Internet Protocol (IP) services.

o Revisions to its long-term contract with AOL, providing more economic certainty; and

o    Financial guidance for 2002.

"Over the past 12 months, we have taken aggressive steps to re-engineer Genuity to successfully navigate through this dramatically changed marketplace," said Genuity Chairman and CEO Paul R. Gudonis. "We have improved significantly the cost structure of our business through a number of initiatives, including outsourcing a costly portion of our operations and exiting an unprofitable line of business. We have reduced our workforce to match the realities of the economy, and we are modifying our long-term contracts with our two largest customers to provide more economic certainty around these relationships. As a result of these steps, and in recognition of the reduced asset values in our industry, we have recorded a special charge, which should not have any adverse impact on Genuity's operations and our ability to serve new and existing customers going forward. We continue to have a fully funded business plan with access to all of our available financial resources.

"Genuity remains on its path to profitability and, with the changes we have implemented within our business, continues on its trajectory to hit a point of EBITDA breakeven in the fourth quarter of this year," added Gudonis. "The economy, our industry sector, and Genuity have all undergone tremendous change in a relatively short period of time, and I am confident that Genuity will emerge from the current economic recession as a strong, viable player in this important and growing market."

EBITDA loss in the fourth quarter, excluding the special charge, was $129 million, a $23 million or 15 percent improvement from the previous quarter and a $78 million or 38 percent improvement from the fourth quarter of 2000.

Genuity's fourth quarter 2001 pro forma loss per share, assuming full conversion of Class B common stock, was a loss of $3.00. Pro forma loss per share, excluding the special charge, was $0.30 in the quarter.


FOURTH QUARTER 2001 RESULTS
Total revenue for the fourth quarter, including revenue of $8 million from recently acquired Integra S.A., increased 5 percent sequentially and 1 percent year-over-year. Excluding Integra revenue, total revenue grew 2 percent sequentially and decreased 1 percent year-over-year.

Genuity's total access revenue grew 6 percent both sequentially and from last year's fourth quarter. Broadband revenue contributed to the majority of this growth in the quarter, driven by a sequential increase in broadband revenue of 36 percent and 27 percent growth in subscribers from the previous quarter. Broadband revenue increased 69 percent from the prior year quarter, reflecting a 185 percent increase in subscribers over the last 12 months. Revenue from dedicated connectivity services decreased 4 percent sequentially, but increased 6 percent from the prior year, contributing to the year-over-year growth in access revenue.

Dial access revenues, which include wholesale, enterprise and AOL services, increased 1 percent from the previous quarter, but decreased 11 percent or $16 million from the prior year. The year-over-year decrease in dial access revenue reflects the company's earlier decision to de-emphasize and now exit the wholesale dial access business. Domestic dial access revenues from AOL increased 3 percent sequentially and 14 percent from the prior year quarter, the result of higher volumes.

Transport revenue declined 19 percent sequentially and 26 percent as compared to the same quarter last year. These reductions in transport revenue are a result of ending a transitional supply arrangement with a customer, related to the initial spin-off of Genuity, and price competition in the industry.

Managed Web Hosting and Value-Added Services revenue continued to be heavily impacted by the overall slower economic environment, the widespread reduction in IT spending and ongoing customer churn. Revenue in this segment declined 15 percent from the previous quarter and 22 percent from the prior year quarter.

International services revenues for the fourth quarter increased 62 percent from the previous quarter, reflecting the acquisition of Integra. Excluding Integra, International revenues increased 5 percent sequentially and declined 20 percent from the prior year due to the timing of licensing revenue.

SPECIAL CHARGE
The company recorded a $2.7 billion special charge in the fourth quarter, consisting of:

- A non-cash asset impairment charge of $2.6 billion, in accordance with generally accepted accounting principles, to adjust the book value of certain network-related assets to their current estimated fair market value, including a reduction in goodwill of $381 million.

- A $129 million restructuring charge due to costs associated with exiting certain corporate and network facilities, contract termination charges, and a previously announced workforce reduction.


FOURTH QUARTER 2001 COMPANY HIGHLIGHTS

     - Achieved a key financial milestone on its path to profitability, turning in its first quarter of positive gross margin. Gross margin in the quarter was $4 million, an improvement of $21 million sequentially and a $31 million improvement from the prior year quarter, despite a relatively flat revenue profile.

     - Circuit costs now represent 66 percent of total revenues, an improvement of 600 basis points over the prior quarter, driven by the company's circuit cost reduction programs, including its move to managed modem providers. The shift to managed modems will increase depreciation and interest expense.

- Reduced cash operating expenses, before special items and excluding the impact of Integra, by $34 million from the prior quarter and $90 million from the fourth quarter of last year.

     - This improvement primarily reflects the benefit of circuit cost reductions, previously announced headcount reductions, lower advertising spending and a higher provision for bad debt in the prior year quarter.

- Grew DSL subscribers to 658,194, a 27 percent sequential increase and a 185 percent increase over the same period last year due to the growth experienced in this market by Genuity's wholesale customers.

- Signed new contracts totaling $101 million in gross First-year Contract Value (FCV), slightly ahead of third quarter FCV.

- Recorded capital expenditures in the fourth quarter of $208 million, a decrease of almost $600 million, from the fourth quarter of 2000. For the year, Genuity's capital expenditures totaled $1.0 billion, a reduction of $724 million or 42 percent from the previous year.

- Launched BLACK ROCKET VOICE(TM), a carrier-class Voice over Internet Protocol (VoIP) service designed to enable enterprises to efficiently merge their voice and data communications, with Verizon and Cisco as its first two customers. In particular, the company is targeting the service to enterprise customers seeking IP solutions for business continuity.

- Selected by PwC ConsultingTM, a business of PricewaterhouseCoopers, to be the managed services and network infrastructure provider for its Business-to-Extended Enterprise (B2E) solution.

- Recognized over other major service providers in BUSINESS 2.0 magazine's "Who's Who of E-Business," as selected by industry analyst firm META Group, for the strength of its Tier 1 backbone and for its full-service hosting capabilities.

REFOCUSING THE ACCESS BUSINESS
To adapt to the changing Internet access market, Genuity has taken the following actions to help reduce its circuit costs and to focus on the most profitable areas of opportunity:

     - Exiting of the wholesale dial access business except for providing such services to its two largest customers, AOL and Verizon. The company also will continue to deliver dial access service to enterprise customers as part of its integrated service offerings.

     - Outsourcing of its remaining dial access network, similar to the way in which it now acquires other access services to its network.

CONTRACT NEGOTIATIONS
The company restructured its dial access business by renegotiating contracts with its two largest customers as well as with suppliers of outsourced services related to those contracts.

The company's revised contract with AOL, its largest customer, provides greater economic certainty through 2003 as a result of a fixed price and volume schedule.

Additionally, the company announced that it has negotiated outsourcing contracts with suppliers of dial access services, including managed modem providers, to align more closely its cost structure with its dial access revenue.

Genuity and Verizon have agreed to restructure their existing contractual relationship as it relates to IP services. Genuity will become Verizon's preferred provider of IP services for DSL over Genuity's Tier 1 backbone. The revised relationship is expected to have a slightly positive effect on Genuity's profitability, although Genuity will record lower revenue as it no longer will have responsibility for the initial installation, provisioning and resale of the modems and the local DSL loop. Additionally, Genuity anticipates that its share of Verizon's DSL backbone revenue will increase.

2002 FINANCIAL GUIDANCE

The following table adjusts Genuity's baseline revenue to the financial guidance for 2002 revenue.


------------------------------- --------- -------------- ------------------
               REVENUE
            ($ MILLIONS)
                                FY2001         1Q2002          FY2002
Baseline                         $1,221     $310 - $320    $1,250 - $1,350

    ADJUSTMENTS :
    DIALINX Business (1)                            (5)        (55) - (75)
    Verizon DSL (2)                                  -       (125) - (140)
    AOL Contract (3)                               (25)               (35)
                                          -------------- ------------------
2002 Guidance                               $280 - $290    $1,000 - $1,100
                                          ============== ==================


(1) Adjustment to exclude estimated non-AOL wholesale dial revenue
(2) Adjustment to reflect estimated revenue change due to new Verizon contract
(3) Adjustment to reflect straight line revenue recognition due to new AOL contract

Full Year 2002 Guidance:

- Annual revenue between $1.0 and $1.1 billion. The higher end of the range anticipates a moderate improvement in the economy and a resulting boost to Genuity's revenue in the second half of the year. Before making the adjustments shown in the table above, Genuity's baseline revenue would have grown between 2 percent and 11 percent.

- Gross margin of $100 to $150 million. This is a significant improvement over the 2001 gross margin loss of $101 million.

- EBITDA loss improving to $300 to $350 million, with a point of breakeven targeted in the fourth quarter.

-    Cash capital expenditures to be approximately $500 to $600 million.

First Quarter 2002 Guidance:

- Revenue is projected to be $280 to $290 million. This projected revenue is lower than the fourth quarter 2001 as a result of the company's departure from the wholesale dial access business and due to the continued slower economic climate. Also, as a result of utilizing the straight line method for recognizing AOL revenue through 2003, Genuity will record a $25 million revenue deferral in the first quarter. The revenue deferral for the remainder of the year will be approximately $10 million, equally divided over the remaining three quarters.

- Gross margin is projected to be a loss of approximately $20 to $25 million, a result of the renegotiated contract with AOL lowering the revenue and gross margin by $25 million, and transitional costs related to the restructuring of our dial business.

ABOUT GENUITY
Genuity is a leading Internet infrastructure services provider and the first company in the industry to offer an eBusiness Network Platform. Genuity combines its Tier 1 network with its full portfolio of managed Internet services, including dedicated, remote and broadband access, Web hosting and Internet security to develop a platform for creating scalable and repeatable managed eBusiness solutions. With annual revenue of more than $1 billion, Genuity (NASDAQ: GENU and NM: Genuity A-RegS 144) is a global company with offices and partnerships throughout the U.S., Europe, Asia and Latin America. Additional information about Genuity can be found at www.genuity.com.


                                      # # #

A copy of this release and associated tables can be found on the Internet at www.genuity.com.

Genuity will discuss its fourth quarter results at 9:00 am EST on February 7, 2002. Individuals may listen in on the call by dialing 800-621-5270 (212-896-6105 for international callers) or via the Web at:
www.genuity.com/investor.


                           FORWARD-LOOKING STATEMENTS

This announcement contains forward-looking statements. For each of these statements, Genuity Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. If future events and actual performance differ materially from Genuity's assumptions, actual results could vary significantly from the performance projected in these forward-looking statements.


These forward-looking statements are based on the company's current knowledge, beliefs, expectations and specific assumptions with respect to future business decisions. Accordingly, the statements are subject to significant risks, contingencies and uncertainties that could cause actual operating results, performance or business prospects to differ materially from those expressed in, or implied by, these statements. These risks, contingencies and uncertainties include, but are not limited to: expectations as to the company's future revenue, margins, expenses and capital requirements; the company's ability to develop and maintain a successful relationship with significant customers; the company's ability to successfully reduce its cost structure;
the company's ability to successfully maintain and continue to strengthen its brand recognition; volatility of the market for certain products; and expansion decisions relating to our capacity and network infrastructure.

For a more detailed discussion of the risks and uncertainties of Genuity's business, please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 filed with the Securities and Exchange Commission, which discuss in greater detail the important factors that could cause actual results to differ materially.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Further disclosures that the company makes on related subjects in its additional filings with the Securities and Exchange Commission should be consulted.

Copyright(C)2002 Genuity Inc. All Rights Reserved. Genuity, Black Rocket and Black Rocket Voice are trademarks of Genuity Inc. All other trademarks are the property of their respective owners.

GENUITY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                              Unaudited


                                                                         FOURTH QUARTER
                                                       ----------------  ----------------  ----------------
                                                            2001              2000            % CHANGE
                                                       ----------------  ----------------  ----------------
REVENUES
    Access                                              $    246,853      $    233,118                5.9%
    Hosting and Value-added services                          26,419            33,973              -22.2%
    Transport                                                 20,757            27,901              -25.6%
    International                                             22,008            17,768               23.9%
                                                       ----------------  ----------------
TOTAL REVENUES                                               316,037           312,760                1.0%

OPERATING EXPENSES
    Cost of sales                                            311,783           339,688               -8.2%
    Selling, general and administrative                      133,441           180,248              -26.0%
    Depreciation and amortization                            150,026            91,290               64.3%
    Special Items (1)                                      2,709,005             2,001               n/m
                                                       ----------------  ----------------
TOTAL OPERATING EXPENSES                                   3,304,255            613,227             438.8%

OPERATING LOSS                                            (2,988,218)          (300,467)            894.5%

OTHER INCOME (EXPENSE)
    Interest income (expense), net                           (26,821)          18,058                 n/m
    Other - net                                                  176               (900)              n/m
    Minority interest income (expense)                         2,021             -
                                                       ----------------  ----------------
LOSS BEFORE INCOME TAXES                                  (3,012,842)          (283,309)            963.4%
    Income taxes                                               1,210             750                 61.3%
                                                       ----------------  ----------------
NET LOSS                                                 $(3,014,052)      $   (284,059)            961.1%
                                                       ================  ================

PRO FORMA PER SHARE DATA:
    Loss Per Share                                             (3.00)            (0.29)               n/m
    Less Special Items Per Share                               (2.70)            (0.00)               n/m
                                                       ----------------  ----------------
    Loss Per Share Excluding
       Special Items                                    $      (0.30)      $     (0.29)               n/m
                                                       ================  ================
    Common Shares Outstanding (2)                          1,004,630            973,913
                                                       ================  ================

REPORTED PER SHARE DATA:
    Basic and Diluted Loss Per Share                    $     (13.52)      $      (1.48)              n/m
    Less Special Items Per Share                              (12.15)             (0.01)              n/m
                                                       ----------------  ----------------
    Loss Per Share Excluding                            $      (1.37)      $      (1.47)              n/m
       Special Items                                   ================  ================

    Basic and Diluted Weighted-Average
      Common Shares Outstanding                              222,886            192,169
                                                       ================  ================





                                                                           YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                                  2001               2000            % CHANGE
                                                             ----------------  -----------------  ----------------
REVENUES
    Access                                                    $    921,672      $    853,125                 8.0%
    Hosting and Value-added services                               133,612           123,191                8.5%
    Transport                                                       98,618           100,383               -1.8%
    International                                                   66,658            59,979              11.1%
                                                             ----------------  -----------------
TOTAL REVENUES                                                   1,220,560         1,136,678                 7.4%

OPERATING EXPENSES
    Cost of sales                                                1,321,499         1,271,154                4.0%
    Selling, general and administrative                            575,126           552,442                4.1%
    Depreciation and amortization                                  475,457           288,134               65.0%
    Special Items (1)                                            2,757,338            13,544                n/m
                                                             ----------------  -----------------
TOTAL OPERATING EXPENSES                                         5,129,420         2,125,274              141.4%

OPERATING LOSS                                                  (3,908,860)         (988,596)             295.4%

OTHER INCOME (EXPENSE)
    Interest income (expense), net                                 (50,271)           45,024                n/m
    Other - net                                                      1,231            (1,129)               n/m
    Minority interest income (expense)                               2,021                -
                                                             ----------------  -----------------
LOSS BEFORE INCOME TAXES                                        (3,955,879)         (944,701)             318.7%
    Income taxes                                                     4,474             2,773               61.3%
                                                             ----------------  -----------------
NET LOSS                                                      $ (3,960,353)      $  (947,474)             318.0%
                                                             ================  =================


PRO FORMA PER SHARE DATA:
    Loss Per Share                                                   (4.03)      $     (0.97)               n/m
    Less Special Items Per Share                                     (2.81)            (0.01)               n/m
                                                             ----------------  -----------------
    Loss Per Share Excluding
       Special Items                                          $      (1.22)      $     (0.96)               n/m
                                                             ================  =================
    Common Shares Outstanding (2)                                  982,358           973,913
                                                             ================  =================

REPORTED PER SHARE DATA:
    Basic and Diluted Loss Per Share                          $     (19.74)      $     (8.92)               n/m
    Less Special Items Per Share                                    (13.74)            (0.13)               n/m
                                                             ----------------  -----------------
    Loss Per Share Excluding
       Special Items                                          $      (6.00)      $     (8.79)               n/m
                                                             ================  =================

    Basic and Diluted Weighted-Average
      Common Shares Outstanding                                    200,614           106,163
                                                             ================  =================


--------------------------------------------------------

(1) Special items include a non-cash charge associated with the impairment of assets, goodwill and other intangibles and contract termination costs. In addition, special items include costs associated with the Company's workforce reduction initiatives and associated costs for facilities which will be exited.

(2) Pro Forma per Share Data is based on the assumed conversion of the Class B common stock into 800 million shares of Class C common stock at the end of each period presented and the weighted average effect of the Class A common stock issued in connection with the Integra acquisition. The ability of Verizon to convert its Class B common stock is limited by an FCC order which addresses, among other things, its ownership in Genuity. See Genuity Inc.'s Form 10-K for a detailed discussion of the conditions surrounding this conversion.

n/m = not meaningful

GENUITY INC.
SELECTED FINANCIAL DATA
-------------------------------------------------------------------------------
(IN THOUSANDS)                                                        Unaudited


                                                                FOURTH QUARTER
                                            -------------------------------------------------------
                                                   2001                2000            % CHANGE
                                            -------------------  ------------------ ---------------
FINANCIAL DATA

 EBITDA
  Operating loss (1)                         $     (279,213)       $   (298,466)            -6.5%
  Depreciation and amortization                     150,026              91,290             64.3%
                                            -------------------  ------------------
  EBITDA - Excluding Special Items                 (129,187)           (207,176)           -37.6%
  EBITDA Margin - Excluding Special
     Items                                             (41%)               (66%)           -38.3%
                                            ===================  ==================

 CAPITAL EXPENDITURES (2)
  Access                                     $       12,498       $     139,198            -91.0%
  Hosting and Value-added services                   31,585              83,407            -62.1%
  GNI/Transport                                     114,288             477,970            -76.1%
  International                                       8,285               5,388             53.8%
  Other                                              41,275              82,436            -49.9%
                                            -------------------  ------------------

   Total capital expenditures                $      207,931        $    788,399            -73.6%
                                            ===================  ==================


 DEPRECIATION AND AMORTIZATION
  Access                                     $       33,108       $      19,988             65.6%
  Hosting and Value-added services                   11,230              10,171             10.4%
  GNI/Transport                                      74,433              39,381             89.0%
  International                                       8,926               2,509            255.8%
  Other                                              22,329              19,241             16.0%
                                            -------------------  ------------------
   Total depreciation and amortization       $      150,026        $     91,290             64.3%
                                            ===================  ==================



                                                             YEARS ENDED DECEMBER 31,
                                           ---------------------------------------------------------
                                                   2001                2000             % CHANGE
                                           --------------------  ------------------  ---------------
FINANCIAL DATA

 EBITDA
  Operating loss (1)                         $    (1,151,522)     $    (975,052)              18.1%
  Depreciation and amortization                      475,457            288,134               65.0%
                                            -------------------  ------------------
  EBITDA - Excluding Special Items                  (676,065)          (686,918)              -1.6%
  EBITDA Margin - Excluding Special
     Items                                              (55%)              (60%)              -8.3%
                                            ===================  ==================

 CAPITAL EXPENDITURES (2)
  Access                                     $       216,836       $    443,740              -51.1%
  Hosting and Value-added services                   112,782            203,875              -44.7%
  GNI/Transport                                      454,146            912,771              -50.2%
  International                                       52,780             38,474               37.2%
  Other                                              169,913            131,640               29.1%

                                            ---------------------------------------
   Total capital expenditures                $     1,006,457        $ 1,730,500              -41.8%
                                            =======================================


 DEPRECIATION AND AMORTIZATION
  Access                                     $        94,439      $      60,402               56.4%
  Hosting and Value-added services                    39,247             28,221               39.1%
  GNI/Transport                                      248,908            126,314               97.1%
  International                                       17,811              3,736              376.7%
  Other                                               75,052             69,461                8.0%
                                            -------------------  ------------------
   Total depreciation and amortization       $       475,457       $    288,134               65.0%
                                            ===================  ==================


--------------------------------------------------------
(1)  Excludes Special items
(2)  Includes accruals, capital leases and capitalized software

GENUITY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(IN THOUSANDS)                                                         Unaudited



                                              DECEMBER 31,   DECEMBER 31,
                                                 2001           2000
                                              -----------    ----------
ASSETS
        CURRENT ASSETS
               Cash & cash equivalents        $   979,718    $  868,926
               Accounts receivable, net           291,476       369,460
               Other current assets                55,378        51,600
                                              -----------    ----------
                  TOTAL CURRENT ASSETS          1,326,572     1,289,986
        Property, plant and equipment, net      1,482,217     3,009,706
        Goodwill and other intangibles, net       167,770       526,449
        Other assets                               17,912        73,184
                                              -----------    ----------
        TOTAL ASSETS                          $ 2,994,471    $4,899,325
                                              ===========    ==========



LIABILITIES AND STOCKHOLDERS' EQUITY
        CURRENT LIABILITIES
               Short-term obligations         $    85,234    $   35,514
               Accounts payable                   123,502       442,874
               Other current liabilities          405,102       588,197
                                              -----------    ----------
                  TOTAL CURRENT LIABILITIES       613,838     1,066,585
        Long-term liabilities                   2,485,552        66,855
                                              -----------    ----------
        TOTAL LIABILITIES                       3,099,390     1,133,440
        MINORITY INTEREST                           3,111          --
        STOCKHOLDERS' EQUITY                     (108,030)    3,765,885
                                              -----------    ----------
        TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY               $ 2,994,471    $4,899,325
                                              ===========    ==========

GENUITY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
(IN THOUSANDS)                                                        Unaudited


                                                                                                YEARS ENDED DECEMBER 31,
                                                                                               2001                 2000
                                                                                        --------------------  -------------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                                                $      (3,960,353)    $      (947,474)
 Adjustments to reconcile net loss to net cash used in operations:
  Special Charge, non-cash portion                                                               2,599,931                   -
  Depreciation and amortization                                                                    475,457             288,134
  Changes in current assets and current liabilities                                                 14,183              51,341
  Other, net                                                                                        34,395              (8,887)
                                                                                        --------------------  -------------------
 NET CASH USED IN OPERATING ACTIVITIES                                                            (836,387)           (616,886)
                                                                                        --------------------  -------------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Capital expenditures                                                                           (1,253,684)         (1,309,882)
 Capitalized software                                                                              (67,971)            (32,404)
 Acquisition, net of cash acquired                                                                  (1,952)                  -
 Investments in equity and cost method investees                                                         -             (20,371)
                                                                                        --------------------  -------------------
 NET CASH USED IN INVESTING ACTIVITIES                                                          (1,323,607)         (1,362,657)
                                                                                        --------------------  -------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from borrowings                                                                        2,300,000                   -
 Proceeds from stock offering, net of expenses                                                           -           1,830,636
 Repayment of note payable--GTE                                                                          -            (136,484)
 Contributions from GTE                                                                                  -           1,213,693
 Other                                                                                              (29,214)           (65,420)
                                                                                        --------------------  -------------------
 NET CASH PROVIDED BY FINANCING ACTIVITIES                                                        2,270,786          2,842,425
                                                                                        --------------------  -------------------
 NET INCREASE IN CASH AND CASH EQUIVALENTS                                                          110,792            862,882

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                        868,926              6,044
                                                                                        --------------------  -------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                   $          979,718    $       868,926
                                                                                        ====================  ===================
